Exhibit 10.25
SUMMARY OF COMPENSATION OF NON-EMPLOYEE DIRECTORS

Each non-employee director of VCA Inc. will receive compensation as set forth below:

Annual Retainer:	$10,000 per annum (payable in 4 equal quarterly installments)

In Person Board, Stockholder or Committee Meeting:	$2,000 per meeting

Telephonic Board or Committee Meeting:	$1,000 per meeting

Audit Committee Chair Fee:	$10,000 per annum (payable in 4 equal quarterly installments)

Equity Compensation:
Upon appointment to the Board, each non-employee director will receive a grant, under our then existing equity incentive plan, of a number of restricted shares of common stock (“restricted shares”) equal to $75,000 divided by the closing price of the Corporation’s common stock on the grant date.

These restricted shares will vest in three equal annual installments, in each of the three 12-month periods (each an “annual period”) following the date of grant on that day during such annual period which is the earlier to occur of (a) the day immediately preceding the date of an annual meeting of the Corporation’s stockholders occurring during such annual period and (b) on the anniversary of the date of grant.

In the event that the date of grant is fewer than 12 months prior to the date of the next annual meeting, the number of restricted shares granted will be reduced on a pro-rata basis, based upon the number of months until the next annual meeting (e.g., if a non-employee director is appointed January 1 and the next annual meeting is April 1, such non-employee director will receive 500 restricted shares).

Each non-employee director will annually receive on the date of the annual meeting a grant, under our then existing equity incentive plan, of a number of restricted shares equal to $75,000 divided by the closing price of the Corporation’s common stock on the grant date.

Supplemental Retainer:
Beginning in November 2016, each non-employee director will receive a monthly retainer of $10,000, as supplemental compensation in connection with the Corporation’s evaluation and negotiation of a strategic transaction (including the proposed Merger) involving a change of control of the Corporation, from November 2016 through the month in which (i) a strategic transaction is consummated or (ii) the Board terminates further consideration of a strategic transaction).